                                  EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT made as of this 3rd day of February, 2002, by and between THE BON-TON STORES, INC., a Pennsylvania corporation (the "Company"), and JAMES H. BAIREUTHER ("Employee").

                              W I T N E S S E T H:

         In consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:

         1. Position and Responsibilities.

         (a) The Company hereby employs Employee and Employee hereby accepts employment by the Company as the Company's Vice Chairman and Chief Administrative Officer or in a position of comparable status and responsibility. Employee shall have all the duties and responsibilities normally attendant to the position of Vice Chairman and Chief Administrative Officer (or a position of comparable status and responsibility) and shall report directly to the Chief Executive Officer of the Company or such other person as the Company's Board of Directors ("Board") may designate in the absence of the Chief Executive Officer.

         (b) Throughout the term of this Agreement, Employee shall devote his entire working time, energy, attention, skill and best efforts to the affairs of the Company and to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company. Employee may not, directly or indirectly, do any work for or on behalf of a competitor or any other company while employed by the Company. However, nothing herein contained shall be deemed to prevent or limit the right of Employee to invest any of his personal funds in less than one percent of the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall this clause be construed as preventing Employee from investing his assets in such other form or manner as will not require any services on the part of Employee in the operation or the affairs of entities in which such investments are made.

         (c) Employee shall not obtain goods or services or otherwise deal on behalf of the Company with any business or entity in which Employee or a member of his immediate family has a financial interest or from which Employee or a member of his immediate family may derive a financial benefit as a result of such transaction, except that this prohibition shall not apply to any public company in which Employee or a member of his immediate family owns less than one percent of the outstanding stock.

         2. Term of Agreement. This Agreement, and Employee's employment hereunder, shall commence as of February 3, 2002 (the "Effective Date") and shall continue through and terminate on January 31, 2004, unless sooner terminated in accordance with Paragraph 10 below.

         3. Place of Performance. Employee shall be based at the regular executive offices of the Company, except for travel required for Company business. The Company's executive offices currently are located in York, Pennsylvania, but may be relocated at the sole discretion of the Board.

         4. Compensation.

                  (a) Salary. Employee shall receive a base salary at the annual rate of $400,000. This base salary, less taxes and normal deductions, shall be paid to Employee in substantially equal installments in accordance with the Company's regular executive payroll practices in effect from time to time. The annual base salary may be reviewed from time to time during the term of this Agreement by the Compensation Committee of the Board to ascertain whether, in the sole discretion of the Compensation Committee, such base salary should be increased or decreased but in no event will the base salary be less than $400,000 per year.

                  (b) Bonus. Employee shall be eligible to receive an annual bonus, not to exceed 75% of annual base salary, in accordance with objectives to be determined by the Company. To the extent reasonably possible, the annual bonus shall be computed within 90 days following the close of the Company's fiscal year and paid within 30 days of its computation.

         5. Car Allowance. The Company shall pay to Employee $791.67 per month, less taxes and normal deductions, as a car allowance.

         6. Insurance.

                  (a) Life Insurance. Employee shall receive term life insurance coverage equal to two times his base salary not to exceed $650,000, subject to the restrictions, limitations and requirements contained in the insurance agreement(s), provided that he passes the insurance company's required medical examination and is insurable at standard rates.

                  (b) Medical Insurance. Employee and his eligible dependents shall be eligible to participate in the Company's group medical plans in accordance with the terms of such plans


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
and, subject to the restrictions and limitations contained in the insurance agreement or agreements.

                  (c) Medical Allowance. The Company shall pay Employee $191.67 per month, less taxes and normal deductions, as a medical allowance. If Employee pays medical expenses (other than for medical insurance) in excess of $2300.00 in either of the years during the term of this Agreement, the Company shall pay Employee an amount, less taxes and normal deductions, equal to the medical expenses (other than for medical insurance) paid by Employee in excess of $2300.00 up to but not exceeding $8000.00 for such year, upon receipt of proper receipts therefore.

         7. Other Benefits. Employee shall be eligible to participate in the Company's profit sharing plan, discount program, vacation plan, long-term disability plan and other benefit and policy programs generally made available to other executives of the Company, subject to their respective eligibility requirements and other terms, conditions and restrictions, except to the extent that such benefits and programs (including, without limitation, severance) are addressed in this Agreement. However, nothing in this Agreement shall preclude the Company from amending or terminating any such insurance, benefit, program or plan so long as the amendment or termination is applicable to the Company's executives generally. Moreover, the Company's obligations under this provision shall not apply to any insurance, benefit, program or plan made available on an individual basis to one or more select executive employees if such insurance, benefit, program or plan is not made available to all executive employees. With respect to Employee's participation in the Company's vacation plan, Employee shall be eligible for four weeks vacation per fiscal year, which vacation entitlement shall be pro-rated in any fiscal year in which Employee does not work the entire fiscal year.

         8. Business Expenses. The Company shall pay or reimburse Employee for reasonable entertainment and other expenses incurred by Employee in connection with the performance of Employee's duties under this Agreement upon receipt of vouchers therefore and in accordance with the Company's regular reimbursement procedures and practices in effect from time to time.

         9. Disability or Incapacity. If Employee becomes physically or mentally unable to perform his essential duties hereunder, with or without reasonable accommodations, the Company will continue Employee's benefits provided under this Agreement to the extent permitted by the applicable plan documents or insurance agreements and will pay Employee the


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
difference between his base salary and any benefits received by him under any disability insurance policy during the period of the disability or incapacity for up to the lesser of either 13 weeks following the date Employee is first unable to perform his duties due to such disability or incapacity or for a cumulative period of 26 weeks during the term of this Agreement. In addition, the Company shall continue such benefits and compensation referred to above for so long as the Company elects not to terminate Employee pursuant to Paragraph 10 below.

         10. Termination of Employment. Notwithstanding any other provision of this Agreement, Employee's employment and all of the Company's obligations or liabilities under this Agreement may be terminated immediately, excluding any obligations the Company may have under Paragraph 11 below, in any of the following circumstances:

                  (a) Disability of Incapacity. In the event of Employee's physical or mental inability to perform his essential duties hereunder, with or without reasonable accommodation, for a period of 13 consecutive weeks or for a cumulative period of 26 weeks during the term of this Agreement.

                  (b) Death of Employee. In the event of Employee's death.

                  (c) Resignation for Good Reason. Employee may resign for "Good Reason", defined below, upon 30 days' written notice by Employee to the Company except as set forth in paragraph 10(d) below. The Company may waive Employee's obligation to work during this 30 day notice period and terminate his employment immediately, but if the Company takes this action in the absence of agreement by Employee, Employee shall receive the salary which otherwise would be due through the end of the notice period. For purposes of this Agreement, "Good Reason" shall mean a substantial change in Employee's duties and responsibilities requiring Employee to work in a non-senior executive capacity.

                  (d) Change of Control. In the event of a Change of Control, Employee shall be prohibited from resigning for Good Reason for a period of six months following the Change of Control. For purposes of this Agreement, a Change of Control shall be deemed to occur if:

                           (i) any "person", as such term is defined under
Sections 3(a)(9) and 13(d) of the Exchange Act, who is not an Affiliate of the Company on the date hereof, becomes a "beneficial owner", as such term is used in Rule 13d-3 under the Exchange Act, of a majority of the Company's Voting Stock;


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
                           (ii) the Company adopts any plan of liquidation
providing for the distribution of all or substantially all of its assets; or

                           (iii) the Company is party to a merger,
consolidation, other form of business combination or a sale of all or substantially all of its assets, unless the business of the Company is continued following any such transaction by a resulting entity (which may be, but need not be, the Company) and the shareholders of the Company immediately prior to such transaction (the "Prior Shareholders") hold, directly or indirectly, a majority of the voting power of the resulting entity.

                  (e) Discharge for Cause. The Company may discharge Employee at any time for "Cause", which shall include but not be limited to: willful misconduct; fraud; misappropriation; embezzlement; gross negligence; self-dealing; dishonesty; misrepresentation; conflict of interest; conviction of a crime of moral turpitude; material violation of any material Company policy; or breach of any provision of this Agreement (including, without limitation, acceptance of employment with another company or performing work or providing advice to another company, as an employee, consultant or in any other capacity, while still an employee of the Company).

                  (f) Discharge without Cause. Notwithstanding any other provision of this Agreement, Employee's employment and any and all of the Company's obligations under this Agreement (excluding any obligations the Company may have under Paragraph 11 below) may be terminated by the Company at any time without Cause.

                  (g) General.

                           (i) Termination of Employee's employment pursuant to
this Paragraph 10 shall release the Company of all of its liabilities and obligations under this Agreement, except as expressly provided under Paragraph 11 below.

                           (ii) Termination of Employee's employment pursuant to
this Paragraph 10 shall not release Employee from Employee's obligations and restrictions under Paragraphs 12 and 13 of this Agreement.

         11. Payments Upon Termination.

                  (a) Discharge Without Cause or Resignation for Good Reason. If Employee is discharged without Cause or resigns for Good Reason:


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
                           (i) Employee shall receive base salary (paid in
monthly installments) and the medical and term life insurance coverages provided herein (or equivalent) for the greater of the remaining term of this Agreement or one year.

                           (ii) If Employee has been employed for at least three
months in the Company's fiscal year in which the termination of his employment occurs, Employee will receive a prorated portion (based on the number of days employed in the fiscal year) of the bonus which would have been earned by Employee under Paragraph 4(b) above for said fiscal year based on the Company's full year's performance. The bonus, if any, will be paid as soon as practicable after the end of the fiscal year in which the termination occurs.

                           (iii) Except as set forth above in this Paragraph
11(a) and in Paragraph 16, Employee shall not be eligible for any payments or other benefits upon termination of his employment without Cause or resignation for Good Reason.

                           (iv) Notwithstanding any other provision of this

Agreement, if the aggregate present value of the "parachute payments" to Employee, determined under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code"), is at least three times the "base amount" determined under such Section 280G, then the compensation otherwise payable under this Agreement and any other amount payable hereunder or pursuant to any other severance plan, program, policy or obligation of the Company or any affiliate thereof shall be reduced so that the aggregate present value of the parachute payments to Employee, determined under such Section 280G, does not exceed 2.99 times the base amount. In no event, however, shall any benefit provided hereunder be reduced to the extent such benefit is specifically excluded by
Section 280G(b) of the Code as a "parachute payment" or as an "excess parachute payment". Any decisions regarding the requirement or implementation of such reductions shall be made by such tax counsel as may be selected by the Company and acceptable to Employee.

                           (v) Employee's right to commencement and continuation
of payments and benefits under Paragraph 11(a)(i)-(ii) shall be contingent upon
(i) execution by Employee at or about the time of termination of his employment of a general release of claims (including without limitation contractual, common law and statutory claims) in a form satisfactory to the Company in favor of the Company and its officers, directors, executives and agents substantially similar in substance to the release attached as Exhibit "A" which he does not revoke; and (ii)


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compliance by Employee with all of the terms of this Agreement including without limitation Paragraphs 12 and 13 hereof.

                  (b) Death or Disability/Incapacity.

                           (i) On death, Employee's estate's sole entitlement
will be to base salary for any days worked prior to his death, amounts payable on account of Employee's death under any insurance or benefit plans or policies maintained by the Company, and any payouts to which he is entitled under the bonus plan then in effect, if any, and the Company's stock option plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.

                           (ii) On termination for disability or incapacity,
Employee's sole entitlement will be to base salary for any days worked prior to the date of termination, amounts payable on account of disability or incapacity under any insurance or benefit plans or policies maintained by the Company, and any payouts to which he is entitled under the bonus plan then in effect, if any, and the Company's stock option plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.

                  (c) Discharge for Cause. If Employee is discharged for Cause or resigns without Good Reason, Employee's sole entitlement will be the receipt of base salary for any days worked through the date of termination and any payouts to which he is entitled under the bonus plan then in effect, if any, and the Company's stock option plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans and this Agreement.

         12. Company Property. All advertising, sales, manufacturers' and other materials or articles or information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information or any other materials or data of any kind furnished to Employee by the Company or developed by Employee on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with Employee's employment with the Company, are and shall remain the sole and confidential property of the Company.

         13. Non-Competition and Confidentiality. To the maximum extent permissible by law:

                  (a) During his employment with the Company and for a period equal to the greater of (x) one year after the termination of his employment with the Company for any reason


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
whatsoever, whether by Employee or by the Company and whether during the term of this Agreement or subsequent to the expiration of this Agreement, or (y) the period during which Employee is entitled to receive any payments under Paragraph 11(a) of this Agreement, Employee shall not, directly or indirectly:

                           (i) Induce or influence any customer, employee,
consultant, independent contractor or supplier of the Company to cease to do business with or terminate his or her employment with the Company.

                           (ii) Engage in (as a principal, partner, director,
officer, agent, employee, consultant, owner, independent contractor or otherwise) or be financially interested in any retail department store business:
(a) that is a direct competitor of the Company (i.e. competitive lines generate at least 30% of the Company's revenues and at least 30% of the competitor's revenues); (b) with at least $250 million in gross annual sales; and (c) operating a store or stores within a 15 mile radius of any Company store which is in existence or which is under contract to be acquired or constructed by the Company at the time of Employee's termination of employment, and which competing store or stores have total gross annual sales in excess of 15% of the Company's gross annual sales for the prior year, including owned and leased businesses.

          (b) During his employment with the Company and at all times thereafter, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or company other than the Company, any confidential information of the Company which Employee acquires in the course of his employment, which is not otherwise lawfully known by and readily available to the general public. This confidential information includes, but is not limited to: any material referred to in Paragraph 12 or any information regarding the business, marketing, legal or accounting methods, policies, plans, procedures, strategies or techniques; research or development projects or results; trade secrets or other knowledge or processes of, or developed by, the Company; names and addresses of employees, suppliers or customers. Employee confirms that such information is confidential and constitutes the exclusive property of the Company and agrees that, immediately upon his termination, whether by Employee or by the Company and whether during the term of this Agreement or subsequent to the expiration of this Agreement, Employee shall deliver to the Company all correspondence, documents, books, records, lists, computer programs and other


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
writings relating to the Company's business; and Employee shall retain no copies, regardless of where or by whom said writings were kept or prepared.

                  (c) Both during his employment with the Company and following his termination for any reason, whether by Employee or by the Company and whether during the term of this Agreement or following the expiration of the Agreement, Employee shall, upon reasonable notice, furnish to the Company such information pertaining to his employment with the Company as may be in his possession. The Company shall reimburse Employee for all reasonable expenses incurred by him in fulfilling his obligation under this subparagraph(c).

                  (d) The provisions of subparagraphs (a), (b) and (c) shall survive the termination of Employee's employment as well as the expiration of this Agreement at the end of its term or at any time prior thereto.

                  (e) Employee acknowledges that the restrictions contained in this Paragraph 13, in view of the nature of the business in which the Company is engaged and Employee's position with the Company, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of those restrictions would result in irreparable injury to the Company. Employee therefore agrees that, in the event of his violation of any of those restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief against Employee, in addition to damages from Employee and an equitable accounting of all commissions, earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

                  (f) Employee agrees that if any or any portion of the foregoing covenants, or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or covenants or the application thereof shall not be affected and the remaining covenant or covenants will then be given full force and effect without regard to the invalid or unenforceable portions. If any covenant is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, Employee agrees that the Court making such determination shall have the power to reduce the area and/or the duration, and/or limit the scope thereof, and the covenant shall then be enforceable in its reduced form. If Employee violates any of the restrictions contained in subparagraph (a), the period of such violation (from the commencement of any such violation until such time as such violation shall be cured by Employee to the


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
satisfaction of the Company) shall not count toward or be included in the one year (or such longer period as may be prescribed by such section) restrictive period contained in subparagraph (a).

          (g) Employee represents and warrants that the knowledge, skill and abilities he possesses at the time of his execution of this Agreement are sufficient to permit him to earn a living by working for a non-competitor of the Company for the restrictive period set forth in subparagraph (a) above.

          (h) For purposes of Paragraphs 12 and 13 of this Agreement, the term "Company" shall include not only The Bon-Ton Stores, Inc., but also any of its successors, subsidiaries or affiliates.

15. Prior Agreements. Employee represents to Company that: (a) there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (b) his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract agreement or understanding, oral or written, to which he is a party or by which he is bound; and (c) he is free and able to execute this Agreement and to enter into employment with the Company.

16. Stock Option Grants/Restricted Stock Awards. Employee has heretofore received options to purchase shares of Common Stock of the Company ("Stock Option Grants") and an award of Common Stock of the Company subject to restrictions ("Restricted Stock Award"), all as noted below:

Date        No. of shares            Type                Termination Date
----        -------------            ----                ----------------
6-26-96            20,000      Stock Option Grant                 6-26-05
2-27-98            10,000      Stock Option Grant                 2-26-08
4-17-01            51,000      Restricted Stock Award                N.A.
1-25-02           100,000      Stock Option Grant                 1-24-12

        Notwithstanding anything to the contrary provided in any Stock Option Grant or Restricted Stock Award, if Employee is discharged without Cause or resigns for Good Reason, all Stock Option Grants vested as of the date of such discharge or resignation shall remain exercisable until the Termination Date noted above with respect to such Stock Option Grant, and further, in the event of a Change of Control, all Stock Option Grants and the Restricted Stock Award shall immediately vest.


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
         17. Entire Understanding. This Agreement and The Bon-Ton Stores, Inc. Supplemental Executive Retirement Plan contain the entire understanding between the Company and Employee with respect to the subject matter hereof and supersede all prior and contemporary agreements and understandings, inducements or conditions, express or implied, written or oral, between the Company and Employee except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

         18. Supplemental Executive Retirement Plan. The rights and obligations of each of Employee and the Company as provided in the Supplemental Executive Retirement Plan shall not be altered in any respect due to the terms and provisions of this Agreement.

         19. Modifications. This Agreement may not be modified orally but only by written agreement signed by Employee and the Company's Chief Executive Officer or such other person as the Board may designate specifically for this purpose.

         20. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

         21. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Under such consolidation, merger or transfer of assets and assumptions, the term "the Company" as used herein, shall mean such other entity and this Agreement shall continue in full force and effect.

         22. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered (personally, by courier service such as Federal Express, or by messenger) or when deposited in the United States mails, registered or certified mail, postage pre-paid, return receipt requested, addressed as set forth below:

             (a)   If to the Company:

                   The Bon-Ton Stores, Inc.
                   2801 E. Market Street

                   York, PA   17402
                   Attention:  Chief Executive Officer

                   with a copy to:

                   Henry F. Miller, Esquire
                   Wolf, Block, Schorr and Solis-Cohen
                   1650 Arch Street, 22nd Floor
                   Philadelphia, PA   19103

             (b)   If to Employee:

                   James H. Baireuther
                   942 High Meadow Court
                   Lancaster, PA  17601

In addition, notice by mail shall be by air mail if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

         23. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

         24. Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors, representatives, and assigns and shall be binding upon Employee, his heirs, executors and legal representatives.

         25. No Assignment by Employee. Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign or delegate any of his rights or obligations hereunder, except that he may assign certain rights hereunder if agreed to in writing by the Chief Executive Officer.

         26. Indulgences. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege with respect to any


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
occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

         27. Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

         28. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

         29. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered, in Pennsylvania, this Agreement as of the date first above written.

                                               THE BON-TON STORES, INC.

                                               By  /s/ Tim Grumbacher
                                                       Tim Grumbacher
                                                       Chief Executive Officer

                                               JAMES H. BAIREUTHER

                                               /s/ James H. Baireuther



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